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                                                                    Exhibit 23.3

                        Consent of Independent Auditors

   We consent to the incorporation by reference in Amendment No. 2 to the registration statement on Form S-4 of Motorola, Inc. of our report dated March 26, 1999, relating to the combined balance sheets of the Hits Access and Control Division (as defined in Note 1 to the combined financial statements) as of December 31, 1997 and 1996, and the related combined statements of operations and parent's investment, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 8-K of General Instrument Corporation dated July 31, 1998, and to the reference to our firm under the heading "Experts" in the prospectus.

                                          /s/ KPMG LLP
                                          --------------
                                          KPMG LLP

   Denver, Colorado

   November 29, 1999